Exhibit 99.2

399 PARK AVENUE 5th FLOOR NEW YORK, NEW YORK 10022

T 212.883.3800 F 212.880.4260

July 13, 2018

Board of Directors

AV Homes, Inc.

6730 N. Scottsdale Rd., Suite 150

Scottsdale, AZ 85253

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated June 6, 2018, to the Board of Directors of AV Homes, Inc. (“AV Homes”) as Annex D to, and to the references thereto under the headings “Summary—Opinion of AV Homes’ Financial Advisor, Moelis & Company LLC”, “Risk Factors—Risk Factors Relating to the Merger”, “Proposal I: Adoption of the Merger Agreement—Background of the Merger”, “Proposal I: Adoption of the Merger Agreement—AV Homes’ Reasons for the Merger; Recommendation of the AV Homes Board of Directors”, “Proposal I: Adoption of the Merger Agreement—Opinions of AV Homes’ Financial Advisors—Opinion of AV Homes’ Financial Advisor, Moelis & Company LLC” and “Proposal I: Adoption of the Merger Agreement—Unaudited Projected Financial Information” in, the proxy statement/prospectus relating to the proposed merger involving AV Homes and an indirect subsidiary of Taylor Morrison Home Corporation (“Taylor Morrison”), which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Taylor Morrison.

By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Moelis & Company LLC

MOELIS & COMPANY LLC